EXHIBIT 11

        CFM TECHNOLOGIES, INC.

       EARNINGS PER COMMON SHARE

        (Amounts in thousands,
    except share and per share data)
              (unaudited)

                                      Three Months Ended    Six Months Ended
                                            April 30,           April 30,
                                      ------------------    -----------------
                                           1997     1996        1997     1996
                                      --------- --------    --------  -------

Net income                             $  1,980 $    625    $  3,354  $ 1,351
                                       ======== ========    ========  =======
Average number of common shares
   outstanding                            7,460    3,803       6,745    3,803

Adjustment for assumed conversion
  of stock options                          504      168         429      168
Adjustment for cheap stock
  (treasury method)                          23                   23
                                       -------- --------    --------   ------
Average number of common
  shares outstand                         7,964    3,994       7,174    3,994
                                       ======== ========    ========   ======
Earnings per common share              $   0.25 $   0.16     $  0.47   $ 0.34
                                       ======== ========    ========   ======